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                                                                  EXHIBIT 99.211

Willie,

I think I have the solution set for you, as requested. For denotation purposes, there is now a new and separate Phase 0 added to the proposed project. Phase 0 is a stand-alone effort and does not require a commitment to any follow-on phases (the bidding system development and implementation). Nonetheless, the scope of the proposed follow-on phases and the plan of Phase 0 are designed to ensure that all of the Phase 0 results are smoothly incorporated into any later phases of the effort.(1) This document focuses on that distinct Phase 0 effort as well as the exclusivity issues resolved last week.

We (Perot Systems Corporation - PSC and Policy Assessment Corporation - PAC) would thoroughly evaluate all the protocols and rules associated with the California PX, ISO and settlement system to determine the ability for such rules to be gamed. Both the statutory and physical basis of the gaming would be evaluated. We would also consider those as yet ill-defined areas to determine what specifications could lead to potential gaming. Any rules/protocols or sets of the same that would appear to have a significant financial impact would be additionally tested analytically for supporting corroboration. These tests would qualitatively add confidence to the reality of such gaming potentials but would not quantify the actual realizable impacts of such potentials (as would be determined in later phases of this effort.) All evaluated protocols and rules would be documented and presented to Edison International (EI) management. A prioritized list of gaming potentials would be developed -- those that have the potential to both positively and negatively affect EI performance.

The project team would be composed of three consultants from PSC (Paul Gribik, Dariush Shirmohammadi, and Ali Vojdani) and two consultants from PAC (George Backus and Jeff Amlin) plus one or more analytical/technical programming staff from each company. The analytical programming staff would not be provided information on the implications or the specific relevance of their efforts. These consultants have great knowledge and experience in electric/gas-market gaming, the WEPEX protocols, and CPUC/FERC rules. To a large extent, this group represents one of the few, if not the only group, capable of the evaluation requested for this project. This is a high value added effort for EI in that all the experience and knowledge of the group is focused on definitively evaluating gaming opportunities for EI alone.

The work would tentatively start on June 16, 1997 and progress until July 31, 1997. A verbal interim report would be provided in three weeks and a final written report, if desired, would be provided at the end of the effort. Frequent updates to EI management would be anticipated as any significant information became available.

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(1) As a response to a question that has arisen in discussions with EI staff, the tools provide to EI via this project can be readily extended (via simple data changes) to consider gaming outside of WEPEX to other parts of the West or North America as needed. Given CPUC rules, this opportunity would presumably not occur until 2001 or unless Mission Energy or a non-California third party "ally" were involved.

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The labor costs for the project would be $362,000 with an estimated $20,000 of travel expenses, to give a total fixed-cost effort of $382,000. Although meetings with EI staff and management would be frequent, a large portion of this effort would be off-site and devoted to reading, studying, brainstorming, testing, and verifying the impacts of the protocols and rules.

The payment schedule would be composed of two equal payments. One at the end of June and the other at the end of the project. As a default, it is assumed that only George Backus will be in two way contact with EI management on gaming issues. PSC staff and Jeff Amlin will only provide one way communication. Thus, only George Backus will be prevented from providing tactical consulting to any other entity in the California marketplace (unless under written approval by EI).

Because of the Phase 0 schedule, the scheduling of any proposed follow-on phases would need to be determined later in June or early July. This would imply, however, that there would be a need to make up for lost time and for a "prudence review" to verify the conclusions of Phase 0 in any proposed Phase 1 (both under rigorous analytical and interactive conditions with EI staff) Thus, the potential savings from any overlap of Phase 0 and later phase efforts are most probably nonexistent.

As soon as this task is approved (assumed June 16th start date), the project team would like to meet with EI staff and management to give priority to any protocol/rule issues of concern to them plus to obtain ANY additional relevant information on the protocols and rules as they are currently understood.

I believe that the above discussion satisfactorily covers all the issues you noted. As well as having potentially crucial implications for EI, the project also provides a high degree of intellectual stimulation to its participants. I hope that you approve the project. I will be calling you later today (Tuesday) to resolve any questions, problems, or concerns you may have.


George